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                 PUTNAM TAX MANAGED FUNDS TRUST
                            CLASS A
                DISTRIBUTION PLAN AND AGREEMENT

     This Plan and Agreement (the "Plan") constitutes the Distribution Plan for the Class A shares of the portfolio series (each a "Fund" and collectively the "Funds") of Putnam Tax Managed Funds Trust, a Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and the related agreement between the Trust and Putnam Mutual Funds Corp. ("PMF"), the principal underwriter of the Trust's shares. During the effective term of this Plan, the Trust may make payments to PMF upon the terms and conditions hereinafter set forth:

     SECTION 1. The Trust may make payments to PMF, in the form of fees or reimbursements, to compensate PMF for services provided and expenses incurred by it for purposes of promoting the sale of Class A shares of the Funds, reducing redemptions of shares, or maintaining or improving services provided to shareholders by PMF and investment dealers. The amount of such payments and the purposes for which they are made shall be determined by the Qualified Trustees (as defined below).
Payments under this Plan shall not exceed in any fiscal year the annual rate of 0.35% of the average net asset value of the Class A shares of each Fund, as determined at the close of each business day during the year. A majority of the Qualified Trustees may, at any time and from time to time, reduce the amount of such payments, or may suspend the operation of the Plan for such period or periods of time as they may determine.

     SECTION 2. This Plan shall not take effect with respect to a Fund until:

          (a) it has been approved by a vote of a majority of the outstanding Class A shares of the Fund, but only if the Plan is adopted after the commencement of any public offering of the Fund's Class A shares or the sale of the Fund's Class A shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters;

          (b) it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and (ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement; and

          (c) the Fund has received the proceeds of the initial public offering of its Class A shares.

     SECTION 3. This Plan shall continue in effect with respect to a Fund for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2(b).

     SECTION 4. PMF shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 5. This Plan may be terminated at any time with respect to a Fund by vote of a majority of the Qualified
Trustees, or by vote of a majority of the outstanding Class A shares of the Fund.

     SECTION 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

          (a) that such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class A shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

          (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 7. This Plan may not be amended to increase materially the amount of distribution expenses with respect to a Fund permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Class A shares of the Fund, and all material amendments to this Plan with respect to a Fund shall be approved in the manner provided for approval of this Plan in
Section 2(b).

     SECTION 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the term "majority of the outstanding Class A shares of the Fund" means the affirmative vote, at a duly called and held meeting of Class A shareholders of the relevant Fund, (i) of the holders of 67% or more of the Class A shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Class A shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (ii) of the holders of more than 50% of the outstanding Class A shares of such Fund entitled to vote at such meeting, whichever is less, and (c) the terms "assignment," "affiliated person," "interested person" and "promoter" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 9. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant Fund.

     Executed as of April 8, 1999.

PUTNAM MUTUAL FUNDS CORP.          PUTNAM TAX MANAGED FUNDS TRUST




By:  /s/ Richard A. Monaghan            By:  /s/Charles E. Porter
     ----------------------             --------------------
     Richard A. Monaghan                Charles E. Porter
     Managing Director                  Executive Vice President
     Chief of Mutual Fund Business